Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Synacor, Inc. and subsidiary (the “Company”) dated March 26, 2013, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Williamsville, New York

May 17, 2013